EXHIBIT 99.1

                                 MADISON & WALL
                                 --------------
                                W O R L D W I D E

                              FOR IMMEDIATE RELEASE

                       NETCURRENTS SIGNS LETTER OF INTENT
                           TO ACQUIRE MINDFULEYE, INC.

        NETCURRENTS TO GAIN ENABLING ARTIFICIAL INTELLIGENCE TECHNOLOGY,
         HIGH PROFILE STRATEGIC PARTNERS AND SIGNIFICANT AI COST SAVINGS

BEVERLY HILLS, CALIFORNIA/VANCOUVER, BC - (BUSINESSWIRE) - MARCH 1, 2001 - NetCurrents, Inc. (NASDAQ:NTCS), THE PREMIER INTERNET INTELLIGENCE AGENCY and MindfulEye, Inc. (OTCBB:MEYI) jointly announced today that they have entered into a formal letter of intent whereby NetCurrents Inc. intends to acquire MindfulEye, Inc. in a stock for stock transaction. MindfulEye is the developer of Lexant(TM), an artificial intelligence (AI) technology that can read and understand material as it appears on the Internet. This technology utilizes natural language processing, neural networks, and thousands of rules of grammar to determine the true meaning of words in context. MindfulEye filed for patent protection with the U.S. Patent Office last July. Lexant can be adapted to analyze content in languages other than English, positioning the technology to serve the global marketplace.

According to Irwin Meyer, Chairman and CEO of NetCurrents, "MindfulEye's management team, revenue growth prospects and technology platform fit `hand-in-glove' with NetCurrents' growth initiatives, creating a very powerful partnership. The combination of MindfulEye's AI technology and our FIRST technology will result in an outstanding end-to-end, real-time search and rating solution, expanding our patent pending core technology and significantly reducing licensing costs as we roll out our new channel products."

Meyer continued, "In light of our global growth strategy, NetCurrents has been carefully tracking MindfulEye's progress in capturing industry and media attention to its enabling AI technology - particularly from leading technology, financial and marketing organizations in Canada. MindfulEye is a highly respected provider of subjective content analysis. It has also established partnerships with Canada NewsWire and Microsoft Canada, and has built strong relationships with the Toronto Stock Exchange and the Canadian Venture Exchange, among others."

Commenting on the proposed combination of the two companies, MindfulEye CEO and president, Ray Torresan, said, "This merger represents a marriage of strengths, combining MindfulEye's artificial intelligence technology with NetCurrents' extensive products and services, its distribution infrastructure and its international strategic alliances. The combination brings a number of benefits: the addition of leading edge patent pending artificial intelligence technology, cost savings, and new features for immediate integration with existing products."

The closing of the proposed stock offer is subject to reciprocal due diligence, applicable corporate and regulatory approvals and the successful negotiation and execution of a definitive agreement.


ABOUT NETCURRENTS, INC.
NetCurrents, THE PREMIER INTERNET INTELLIGENCE AGENCY, analyzes communications from more than 65,000 targeted locations in real-time. The Company provides clients with critical information and counsel protection of their corporate image, measure consumers' perceptions and counter misinformation on the Internet. Due to the sensitivity of businesses that require this type of technology and analysis, confidentiality of NetCurrents clients is assured.

           195 Wekiva Springs Road, Suite 200, Longwood, Florida 32779
                        * 407-682-2001 * Fax-407-682-2544
                            WWW.INSIDEWALLSTREET.COM

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ABOUT MINDFULEYE, INC.
Founded in 1999, Vancouver-based MindfulEye has created a new class of artificial intelligence (AI) technology that can read and understand language in real time on the Internet. Called LEXANT, this patent-pending technology utilizes natural language processing, neural networks and a lexicon of thousands of rules of grammar to determine the true meaning of words in context.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 37A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. A NUMBER OF FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE INDICATED IN THE FORWARD-LOOKING STATEMENTS, INCLUDING THE COMPANY'S ABILITY TO CONTINUE TO SUCCESSFULLY MARKET AND PROVIDE THEIR PRODUCTS AND SERVICES AND MAINTAIN THEIR EFFECTIVENESS, THE CONTINUATION OF THE ARRANGEMENTS WITH THE COMPANY'S CHANNEL PARTNERS, THE ABILITY OF THE COMPANY TO MEET ITS FINANCIAL PROJECTIONS, THE ABILITY OF THE COMPANY TO CONSUMMATE THIS TRANSACTION, AND GENERAL ECONOMIC CONDITIONS. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION OR OTHERWISE.


                      FOR MORE INFORMATION, PLEASE CONTACT:

                                NETCURRENTS, INC.
                                -----------------

                             SHAREHOLDER RELATIONS:
                          TERRI MACINNIS, IR CONSULTING
               818-226-6061 OR VIA EMAIL AT TMACINNIS@PACBELL.NET

                         BROKER/INSTITUTIONAL RELATIONS:
                   DODI HANDY, MADISON & WALL WORLDWIDE, INC.,
             407-682-2001 OR VIA EMAIL AT NTCS@INSIDEWALLSTREET.COM

                                MINDFULEYE, INC.
                                ----------------

                          RAY TORRESAN, PRESIDENT & CEO
                 604-638-6800 OR VIA EMAIL AT IR@MINDFULEYE.COM


March 1, 2001

The Content of this News Release is approved. Its distribution is conditional upon the successful execution of satisfactory LOI documents.

MindfulEye, Inc.

Per:     Ray Torresan
         President and Chief Executive Officer


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